Filed Pursuant to Rule 424(b)(2)
File Number 333-264764-01

Prospectus Supplement

(To Prospectus filed May 6, 2022)

$1,200,000,000

EIDP, Inc.

$600,000,000 4.500% Senior Notes due 2026

$600,000,000 4.800% Senior Notes due 2033

EIDP, Inc., formerly known as E. I. du Pont de Nemours and Company (the “issuer”, “EIDP”, the “Company”, “we”, “us” or “our”), which is a direct subsidiary of Corteva, Inc., is offering $600,000,000 aggregate principal amount of our Senior Notes due 2026 (the “2026 notes”) and $600,000,000 aggregate principal amount of our Senior Notes due 2033 (the “2033 notes” and, together with the 2026 notes, the “notes”). The 2026 notes will bear interest at a rate of 4.500% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2023, and the 2033 notes will bear interest at a rate of 4.800% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2023. The 2026 notes will mature on May 15, 2026, and the 2033 notes will mature on May 15, 2033.

We may, at our option, redeem either series of notes in whole at any time or in part from time to time at the applicable redemption prices described under “Description of Notes—Optional Redemption.” If a Change of Control Triggering Event (as defined herein) occurs in respect of a series of notes, we will be required to offer to repurchase such series of notes from holders at a repurchase price equal to 101% of the principal amount thereof, plus accrued interest, to, but excluding, the purchase date. See “Description of Notes—Change of Control.”

We intend to use the net proceeds from the sale of the notes, which are expected to be approximately $1.188 billion after deducting the underwriting discounts and the payment of expenses related to the offering, for general corporate purposes.

The notes will be our unsecured senior obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness from time to time outstanding. The notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Each series of notes will be a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Investing in the notes involves risks. Please read “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 4 of the accompanying prospectus, the risk factors included in our periodic reports that we file with the U.S. Securities and Exchange Commission (the “SEC”) and other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of certain risks that you should consider in connection with making an investment in the notes.

	Public Offering Price(1)	Underwriting Discount	Proceeds, Before Expenses, To Us
Per 2026 note	99.872%	0.400%	99.472%
Total	$599,232,000	$2,400,000	$596,832,000
Per 2033 note	99.639%	0.650%	98.989%
Total	$597,834,000	$3,900,000	$593,934,000
Combined total for the notes	$1,197,066,000	$6,300,000	$1,190,766,000

(1)	Plus accrued interest, if any, from May 15, 2023, if settlement occurs after that date.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the notes will be delivered to investors on or about May 15, 2023 in book-entry form only through the facilities of The Depository Trust Company for the benefit of its participants, which may include Clearstream Banking S.A. and Euroclear Bank S.A./N.V., against payment in New York, New York.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	BofA Securities	SMBC Nikko

BNP PARIBAS	Citigroup	Credit Suisse	HSBC

J.P. Morgan	Mizuho	MUFG	Wells Fargo Securities

Senior Co-Managers

BBVA	Deutsche Bank Securities	Rabo Securities	Santander

Scotiabank	SOCIETE GENERALE	Standard Chartered Bank	TD Securities

Co-Managers

Academy Securities	Credit Agricole CIB	US Bancorp

Citizens Capital Markets	Siebert Williams Shank

The date of this prospectus supplement is May 11, 2023.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which contains the specific terms of this offering and the notes offered. The second part is the accompanying prospectus, which is part of the Registration Statement on Form S-3 of Corteva, Inc. and EIDP (File Nos. 333-264764 and 333-264764-01) filed with the SEC on May 6, 2022, which provides more general information about securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement and the information incorporated by reference in this prospectus supplement adds to, updates and, where applicable, modifies and supersedes information contained or incorporated by reference in the accompanying prospectus. To the extent information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference therein, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will, to the extent inconsistent therewith, supersede the information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus. You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus. We have not, and the underwriters have not, authorized any person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus. We do not, and the underwriters do not, take any responsibility for, and we cannot assure you as to the reliability of, any other information that others may give you.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement, the accompanying prospectus and any applicable free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy those securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. See “Underwriting.”

The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front covers hereof and thereof, the information contained in any related free writing prospectus will be accurate only as of the date of that document and the information contained in any document incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate only as of the date of such document. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Unless otherwise expressly stated or the context otherwise requires, the words “EIDP,” “the “Company,” “we,” “us” and “our” as used in this prospectus supplement refer to EIDP, Inc. and its subsidiaries. However, on the front cover of this prospectus supplement and in the sections in this prospectus supplement entitled “Description of Notes” and “Prospectus Supplement Summary–The Offering,” references to “EIDP,” the “Company,” “we,” “us” and “our” are to EIDP, Inc. and not to any of its subsidiaries. EIDP, Inc. is a direct subsidiary of Corteva, Inc. Corteva, Inc. is a holding company and substantially all of its operations are currently conducted through EIDP, Inc. and its subsidiaries.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contain certain estimates and forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates,” “outlook” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about the Company’s financial results or outlook; strategy for growth; product development; regulatory approvals; market position; capital allocation strategy; liquidity; environmental, social and governance (“ESG”) targets and initiatives; the anticipated benefits of acquisitions, restructuring actions, or cost savings initiatives; and the outcome of contingencies, such as litigation and environmental matters, are forward-looking statements.

Forward-looking statements and other estimates are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements and other estimates also involve risks and uncertainties, many of which are beyond the Company’s control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Company’s business, results of operations and financial condition. Some of the important factors that could cause the Company’s actual results to differ materially from those projected in any such forward-looking statements include: (i) failure to successfully develop and commercialize the Company’s pipeline; (ii) failure to obtain or maintain the necessary regulatory approvals for some of the Company’s products; (iii) effect of the degree of public understanding and acceptance or perceived public acceptance of the Company’s biotechnology and other agricultural products; (iv) effect of changes in agricultural and related policies of governments and international organizations; (v) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (vi) effect of climate change and unpredictable seasonal and weather factors; (vii) failure to comply with competition and antitrust laws; (viii) effect of competition in the Company’s industry; (ix) competitor’s establishment of an intermediary platform for distribution of the Company’s products; (x) impact of the Company’s dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (xi) effect of volatility in the Company’s input costs; (xii) risk related to geopolitical and military conflict; (xiii) effect of industrial espionage and other disruptions to the Company’s supply chain, information technology or network systems; (xiv) risks related to environmental litigation and the indemnification obligations of legacy EIDP liabilities in connection with the separation of Corteva, Inc.; (xv) risks related to the Company’s global operations; (xvi) failure to effectively manage acquisitions, divestitures, alliances, restructurings, cost savings initiatives, and other portfolio actions; (xvii) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to the Company; (xviii) failure of the Company’s customers to pay their debts to the Company, including customer financing programs; (xix) increases in pension and other post-employment benefit plan funding obligations; (xx) capital markets sentiment towards ESG matters; (xxi) risks related to pandemics or epidemics; (xxii) the Company’s intellectual property rights or defend against intellectual property claims asserted by others; (xxiii) effect of counterfeit products; (xxiv) the Company’s dependence on intellectual property cross-license agreements; and (xxv) other risks related to the separation of Corteva, Inc. from DowDuPont Inc.

S-iii

Additionally, there may be other risks and uncertainties that the Company is unable to currently identify or that the Company does not currently expect to have a material impact on its business. Where, in any forward-looking statement or other estimate, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of the Company’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in this prospectus supplement and the accompanying prospectus and in our periodic reports that we file with the SEC. See “Risk Factors.”

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information you should consider before making an investment decision with respect to the notes. You should read this entire prospectus supplement, including the section entitled “Risk Factors,” the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein and the other documents to which we refer for a more complete understanding of our business and this offering.

About the Company

Corteva, Inc. (“Corteva”) is a leading global provider of seed and crop protection solutions focused on the agriculture industry and contributing to a healthier, more secure and sustainable food supply. Corteva was incorporated in Delaware in March 2018 and maintains its business headquarters in Indianapolis, Indiana. Corteva is focused on advancing its science-based innovation, which aims to deliver a wide range of improved products and services to its customers. Corteva has one of the broadest and most productive new product pipelines in the agriculture industry. Corteva intends to leverage its rich heritage of scientific achievement to advance its robust innovation pipeline and continue to shape the future of responsible agriculture. New products are crucial to solving farmers’ productivity challenges amid a growing global population while addressing natural resistance, regulatory changes, safety requirements and competitive dynamics. Corteva’s investment in technology-based and solution-based product offerings allows it to meet farmers’ evolving needs while ensuring that its investments generate sufficient returns. Meanwhile, through Corteva’s unique routes to market, it continues to work face-to-face with farmers around the world to understand their needs. Corteva’s broad portfolio of agriculture solutions fuels farmer productivity in approximately 140 countries. Total worldwide employment at December 31, 2022 was about 21,000 people.

EIDP, Inc. (formerly known as E. I. du Pont de Nemours and Company) is a direct subsidiary of Corteva, which, on June 1, 2019, became an independent, publicly traded company through the previously announced separation of the agriculture business of DowDuPont Inc. Corteva currently conducts substantially all of its operations through EIDP. EIDP is deemed to be the predecessor to Corteva and continues to be a reporting company, with the historical results of EIDP deemed the historical results of Corteva for periods prior to and including May 31, 2019.

The principal executive office of EIDP is located at 9300 Zionsville Road, Indianapolis, Indiana. Our telephone number is (833) 267-8382, and our website address is www.corteva.com. Information on or accessible through our website does not constitute part of, and is not incorporated by reference in, this prospectus supplement, the accompanying prospectus or any related free writing prospectus and should not be relied upon in connection with making any investment decision with respect to the notes.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The following summary is not intended to be complete. You should carefully review the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities and Guarantees” in the accompanying prospectus, each of which contains a more detailed description of the terms and conditions of the notes, including definitions of the capitalized terms used in this summary. Unless the context requires otherwise, references to the “Company,” “we,” “us” or “our” in this subsection refer to EIDP, Inc. and not to any of its subsidiaries.

Issuer	EIDP, Inc.

Securities Offered; Further Issuances	$600,000,000 aggregate principal amount of 4.500% Senior Notes due 2026.
$600,000,000 aggregate principal amount of 4.800% Senior Notes due 2033.

The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We may, from time to time without the consent of the holders of the notes, issue additional notes of a series having the same ranking and interest rate, maturity and other terms as the notes of such series offered hereby. Any such additional notes, together with the notes of such series offered hereby, will constitute a single series of notes under the indenture governing the notes.

Maturity Date	The 2026 notes will mature on May 15, 2026.
The 2033 notes will mature on May 15, 2033.

Interest Rate	The 2026 notes will bear interest at a rate equal to 4.500% per annum. The 2033 notes will bear interest at a rate equal to 4.800% per annum.

Interest Payment Dates	Interest on the 2026 notes will accrue from May 15, 2023 and be paid semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2023. Interest on the 2033 notes will accrue from May 15, 2023 and be paid semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2023.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes, which are expected to be approximately $1.188 billion after deducting the underwriting discounts and the payment of expenses related to the offering, for general corporate purposes. See “Use of Proceeds.”

Ranking	The notes will:

•	be our senior unsecured obligations;

•	rank equally in right of payment with all of our other existing and future senior unsecured indebtedness;

•	rank senior in right of payment with any future subordinated indebtedness; and

•	be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

The notes will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries.

The notes will also not be guaranteed by our parent company, Corteva, Inc.

Repurchase at the Option of Holders Upon a Change of Control Triggering Event	If a Change of Control Triggering Event (as defined in “Description of Notes”) occurs in respect of a series of notes, except to the extent we have exercised our right to redeem the notes of such series, we will be required to offer to repurchase the notes of such series in cash at a repurchase price equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of purchase. See “Description of Notes—Change of Control.”

Optional Redemption	Prior to (i) with respect to the 2026 notes, April 15, 2026 (one month prior to the maturity date of such notes) and (ii) with respect to the 2033 notes, February 15, 2033 (three months prior to the maturity date of such notes) (each such date, a “Par Call Date”), we may redeem the applicable series of notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the redemption date (assuming, in the case of the 2026 notes and the 2033 notes, that such notes matured on their applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of Notes”), plus 15 basis points in the case of the 2026 notes and 25 basis points in the case of the 2033 notes, less (b) interest accrued to the date of redemption; and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest on the applicable notes to the redemption date.

On or after the applicable Par Call Date for the 2026 notes and the 2033 notes, we may redeem the notes of the applicable series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date. See “Description of Notes—Optional Redemption.”

Restrictive Covenants	The indenture governing the notes contains certain covenants that, among other things, limit the ability of us or our subsidiaries to (i) create or incur certain liens, (ii) enter into certain sale-leaseback transactions and (iii) enter into certain mergers, consolidations, and sales of substantially all of our assets. These covenants are subject to important qualifications and exceptions. See “Description of Notes—Certain Covenants.”

Absence of Established Market for the Notes	Each series of notes will be a new issue of securities with no established trading market. Although certain of the underwriters have informed us that they intend to make a market in the notes, such underwriters are not obligated to do so and may discontinue market- making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained. We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Form, Delivery and Clearance	Each series of notes will be registered in book-entry form and will be represented by one or more global notes registered in the name of The Depository Trust Company, referred to as the Depositary, or its nominee. Beneficial interests in the notes will be evidenced by, and transfers thereof will be effected only through, records maintained by participants in the Depositary.

Trustee	U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association).

Governing Law	The indenture governing the notes is, and the notes will be, governed by and construed in accordance with the laws of the State of New York.

Risk Factors	Investing in the notes involves risks. See the “Risk Factors” beginning on page S-5 of this prospectus supplement, the “Risk Factors” on page 4 of the accompanying prospectus and the risk factors included in our periodic reports that we file with the SEC for a discussion of the risk factors you should carefully consider before investing in the notes.

RISK FACTORS

Investing in the notes involves risks. Before you invest in the notes, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Specifically, please see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2022, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and the other information in that and the other reports that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of risk factors that may affect the business.

Risks Related to the Notes

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Our ability to satisfy our debt obligations, including the notes, will depend on our ability to generate sufficient cash flow to service our debt, which in turn depends on our future financial performance. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including our obligations under the notes. Many of these factors, such as significant weather events, fluctuations in commodity markets, economic and financial conditions in our industry and the global economy, the impact of tariffs and other legislative or regulatory actions on how we conduct our business or competition and initiatives of our competitors, are beyond our control. If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	selling assets;

•	reducing or delaying capital investments;

•	seeking to raise additional capital; or

•	refinancing or restructuring our debt.

Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

As of March 31, 2023, after giving effect to this offering (including the application of the proceeds therefrom), we would have had approximately $6.2 billion aggregate principal amount of outstanding indebtedness.

The notes will not be guaranteed by, and will be structurally subordinated to the indebtedness and other liabilities of, our subsidiaries. The notes will also not be guaranteed by our parent company, Corteva, Inc.

The notes will be obligations of EIDP, Inc. exclusively and not of any of our subsidiaries, and none of our subsidiaries will guarantee the notes. Consequently, the notes will be structurally subordinated to all existing and future liabilities of any of our subsidiaries. Our rights and the rights of our creditors to participate in the assets of any of our subsidiaries in the event that such a subsidiary is liquidated or reorganized will be subject to the prior claims of such subsidiary’s creditors.

We derive substantially all of our revenues from our subsidiaries. As a result, our cash flow and our ability to service our debt and other obligations, including the notes, will depend on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us with cash to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation to make payments on the notes or to make funds available to us for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us are dependent upon results of operations of our subsidiaries, may be subject to contractual and other restrictions, may be subject to tax or other laws limiting our ability to repatriate funds from foreign subsidiaries and may be subject to other business considerations.

In addition, the notes will not be guaranteed by our parent company, Corteva, Inc.

The notes will be unsecured and, therefore, will be effectively subordinated to any secured indebtedness we may incur.

The notes will not be secured by any of our assets. As a result, the notes will be effectively subordinated to any secured debt we or our subsidiaries may incur to the extent of the value of the assets securing such debt. We have a committed receivables repurchase facility, which is considered a secured debt facility whereby our obligations are secured by a pledge of related note receivables. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our secured debt and the secured debt of our subsidiaries may assert rights against the assets pledged to secure that debt in order to receive full payment of their debt before the assets may be used to pay other creditors, including the holders of the notes.

Our credit ratings may not reflect all risks of an investment in the notes and there is no protection in the indenture for holders of the notes in the event of a ratings downgrade. A downgrade in our credit rating could negatively impact our cost of and ability to access capital.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due, but they may not reflect the potential impact of all risks related to an investment in the notes. Consequently, real, or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. We have no obligation to maintain the ratings and neither we nor any underwriter undertakes any obligation to advise holders of notes of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating.

We cannot assure you that our credit ratings will not be downgraded in the future. A downgrade in our credit ratings could negatively impact our cost of capital or our ability to effectively execute aspects of our strategy. If we were to be downgraded, it could be difficult for us to raise debt in the public debt markets, and the cost of any new debt could be much higher than our outstanding debt.

The indenture does not limit the amount of unsecured indebtedness that we or our subsidiaries may incur.

The indenture governing the notes does not limit our ability or that of our subsidiaries to incur additional unsecured indebtedness or contain provisions that would afford holders of the notes protection in the event of a decline in our credit quality or a take-over (other than in the case of a Change of Control Triggering Event), recapitalization or highly leveraged or similar transaction. Accordingly, we and our subsidiaries could, in the future, enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect your position in our consolidated capital structure or our credit ratings. Any increased leverage could harm our business by limiting our available cash and our access to additional capital.

A Change of Control Triggering Event that would require us to repurchase the notes is subject to several significant limitations, and certain change of control events that affect the market price of the notes may not give rise to any obligation to repurchase the notes.

Although we are required under the indenture governing the notes to make an offer to repurchase the notes of a series upon the occurrence of a Change of Control Triggering Event with respect to such series, the circumstances that could constitute a Change of Control Triggering Event are limited in scope and do not include all change of control events that might affect the market value of the notes. In particular, we are required to repurchase the notes of a series as a result of a change of control only if the notes of such series are rated below investment grade by each of the ratings agencies during a specified period following such change in control or the announcement thereof, and such ratings agencies confirm that such downgrade was the result, in whole or in part, of the change of control. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations that would not constitute a change of control under the notes but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the notes. As a result, our obligation to repurchase the notes upon the occurrence of a Change of Control Triggering Event is limited and may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger, or similar transaction. See “Description of Notes—Change of Control.”

We may be unable to purchase the notes upon a Change of Control Triggering Event.

The terms of the notes will require us to make an offer to repurchase the notes of a series in cash upon the occurrence of a Change of Control Triggering Event with respect to such series at a purchase price equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of purchase. The occurrence of a change of control would constitute an event of default under our revolving credit facilities and therefore could cause us to have to repay amounts outstanding thereunder, and any financing arrangements we may enter into in the future may also require repayment of amounts outstanding in the event of a Change of Control Triggering Event and therefore limit our ability to fund the repurchase of your notes pursuant to the change of control offer. It is possible that we will not have sufficient funds, or be able to arrange for additional financing, at the time of the Change of Control Triggering Event to make the required repurchase of notes. If we have insufficient funds to repurchase all notes that holders tender for purchase pursuant to the change of control offer, and we are unable to raise additional capital, an event of default would occur under the indenture governing the notes. An event of default could cause any other debt that we may have at that time to become automatically due, further exacerbating our financial condition and diminishing the value and liquidity of the notes. We cannot assure you that additional capital would be available to us on acceptable terms, or at all. See “Description of Notes—Change of Control.”

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

Each series of notes will be a new issue of securities with no established trading market. Although certain of the underwriters have informed us that they intend to make a market in the notes, such underwriters are not obligated to do so and may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained. If an active trading market fails to develop or is not maintained, you may not be able to resell your notes at their fair market value or at all. We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

No assurance can be given as to the market price for the notes.

If holders of the notes are able to resell their notes, the price they receive will depend on many factors that may vary over time, including:

•	our credit ratings;

•	the number of potential buyers of the notes;

•	our financial performance;

•	the amount of total indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates and credit spreads generally;

•	the market for similar securities;

•	the repayment and redemption features of the notes; and

•	the time remaining until the notes mature.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes. In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

As a result of these and other factors, holders of the notes may be able to sell their notes only at a price below that which they believe to be appropriate, including a price below the price paid for them.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the notes, which are expected to be approximately $1.188 billion after deducting the underwriting discounts and the payment of expenses related to the offering, for general corporate purposes.

DESCRIPTION OF NOTES

The following description of the particular terms of the 4.500% Senior Notes due 2026 (the “2026 notes”) and the 4.800% Senior Notes due 2033 (the “2033 notes” and, together with the 2026 notes, the “notes”) offered hereby (referred to in the accompanying prospectus as “EID debt securities”) supplements and replaces, to the extent inconsistent therewith, the description of the general terms and provisions of the EID debt securities set forth under the caption “Description of Debt Securities and Guarantees” in the accompanying prospectus. Although for convenience the 2026 notes and the 2033 notes are referred to as the “notes,” each will be issued as a separate series. The following summary of the notes is qualified in its entirety by reference to the provisions of the Indenture, dated as of May 15, 2020 (the “Base Indenture”), between EIDP, Inc. (the “Company”) and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, to be dated as of the Issue Date (as defined below) (together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In this “Description of Notes”, references to “we”, “our” and “us” refers only to the Company and not any of its subsidiaries.

General

The Company will issue $600,000,000 aggregate principal amount of 4.500% Senior Notes due 2026 and $600,000,000 aggregate principal amount of 4.800% Senior Notes due 2033, in each case under the Indenture. The 2026 notes will mature on May 15, 2026, and the 2033 notes will mature on May 15, 2033, in each case unless we redeem or repurchase such notes prior to that date, as described below under “—Optional Redemption” or “—Change of Control.” The notes will constitute senior indebtedness of the Company and will rank pari passu among themselves and with all other unsecured and unsubordinated indebtedness of the Company. The notes will be issued in fully registered form only, without coupons, in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. Principal of, and interest on, the notes will be payable, and the transfer of notes will be registrable, through The Depository Trust Company, New York, New York (“DTC”), as described below. The notes will not benefit from any sinking fund.

The Company may, from time to time without the consent of the holders of the applicable series of notes, issue additional notes of such series having the same ranking, interest rate, maturity, and other terms as the notes of such series offered hereby, except for the issue date and, under certain circumstances, the public offering price and the first interest payment date. Any additional notes of the applicable series having such similar terms, together with the notes of such series offered hereby, will constitute a single series of EID debt securities under the Indenture. In the event that additional notes of the applicable series are not fungible with the notes of such series offered hereby for U.S. federal income tax purposes, such additional notes will be issued with a separate CUSIP or other applicable identifying number so that they are distinguishable from such series of notes offered hereby. No additional notes of the applicable series may be issued if an Event of Default has occurred and is continuing with respect to the notes of such series.

As used in this “Description of Notes”, “Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Interest

The 2026 notes will bear interest from May 15, 2023 at the rate of 4.500% per annum, and the 2033 notes will bear interest from May 15, 2023 at the rate of 4.800% per annum. Interest on the 2026 notes will be payable semiannually on May 15 and November 15 of each year, commencing on November 15, 2023 to the person in whose name the note is registered at the close of business on the immediately preceding May 1 and November 1, respectively (whether or not a Business Day). Interest on the 2033 notes will be payable semiannually on May 15 and November 15 of each year, commencing on November 15, 2023 to the person in whose name the note is registered at the close of business on the immediately preceding May 1 and November 1, respectively (whether or not a Business Day).

Interest payable at the maturity of a series of notes will be payable to registered holders of the applicable series of notes to whom principal is payable. Interest on each series of notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or redemption date falls on a day that is not a Business Day, the payment will be postponed to the next day that is a Business Day, and no interest on such payment will accrue for the period from and after such interest payment date or redemption date until the following Business Day. If the maturity date of a series of notes falls on a day that is not a Business Day, the payment of interest and principal on such notes may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date until the following Business Day.

Interest payments for each series of notes will include accrued interest from and including the Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the applicable date of maturity, as the case may be.

Optional Redemption

Prior to (i) with respect to the 2026 notes, April 15, 2026 (one month prior to the maturity date of such notes) and (ii) with respect to the 2033 notes, February 15, 2033 (three months prior to the maturity date of such notes) (each such date, a “Par Call Date”), we may redeem the applicable series of notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the redemption date (assuming, in the case of the 2026 notes and the 2033 notes, that such notes matured on their applicable Par Call Date), on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 15 basis points in the case of the 2026 notes and 25 basis points in the case of the 2033 notes, less (b) interest accrued to the date of redemption; and

(2) 100% of the principal amount of the notes to be redeemed;

plus, in either case, accrued and unpaid interest on the applicable notes to the redemption date.

On or after the applicable Par Call Date for the 2026 notes and the 2033 notes, we may redeem the notes of the applicable series in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

For purposes of the foregoing discussion of the applicable optional redemption provisions, the following definitions are applicable:

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System),

on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on such Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding such Par Call Date and one with a maturity date following such Par Call Date, we shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on such Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Any redemption and notice of such redemption may, at the Company’s option, be subject to the satisfaction of one or more conditions precedent. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company) by the redemption date, or by the redemption date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person (as defined below).

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Change of Control

If a Change of Control Triggering Event occurs with respect to a series of notes, unless we have exercised our right to redeem such series of notes as described above under “—Optional Redemption”, holders of such series of notes will have the right to require us to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event with respect to a series of notes or, at our option, prior to a Change of Control (as defined below) but after the public announcement of the pending Change of Control, we will mail, or cause to be mailed, or otherwise deliver in accordance with the applicable procedures of DTC, a notice to holders of such series of notes and the Trustee describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 10 days and (unless delivered in advance of the occurrence of such Change of Control Triggering Event) no later than 60 days from the date such notice is mailed or delivered (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The notice shall, if mailed or otherwise delivered prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

(i) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent (as defined below) an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The Paying Agent will promptly pay to each holder of notes properly tendered the purchase price for such notes, and the Trustee will promptly authenticate and mail, or otherwise deliver in accordance with the applicable procedures of DTC, to each such holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or any integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase a series of notes upon a Change of Control Triggering Event with respect thereto if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption for all outstanding notes of such series has been given previous to, or concurrently with, the Change of Control pursuant to the Indenture as described above under “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

If holders of not less than 90% in aggregate principal amount of outstanding notes of a series validly tender and do not withdraw such notes in connection with a Change of Control Triggering Event with respect to such series and the Company, or any third party making a repurchase offer in lieu of the Company as described in the immediately preceding paragraph, purchases all of the notes of such series validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, provided, that such notice is given not more than 30 days following such repurchase date pursuant to the repurchase offer described above, to redeem all notes of such series that remain outstanding following such repurchase date on a date and at a price in cash equal to the repurchase price described above.

For purposes of the foregoing discussion of a repurchase of notes at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the applicable series of notes is rated below an Investment Grade Rating (as defined below) by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such series of notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred with respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency or Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any Person (as defined below) or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than the Company or one of its subsidiaries; (2) the approval by the holders of the Company’s voting stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding voting interests in our capital stock.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another Person or Group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings Inc. and its successors.

“Investment Grade Rating” means, with respect to Fitch, a rating equal to or higher than BBB- (or its equivalent under any successor rating categories of Fitch), with respect to Moody’s (as defined below), a rating equal to or higher than Baa3 (or its equivalent under any successor rating categories of Moody’s) and, with respect to S&P (as defined below), BBB- (or its equivalent under any successor rating categories of S&P), or, if the notes are not then rated by Fitch, Moody’s or S&P, an equivalent investment grade credit rating by any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Paying Agent” means the Trustee or any other Person authorized by the Company to pay the principal of or interest on the notes on behalf of the Company.

“Person” has the meaning set forth in the Indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Company’s control, a credit rating agency registered as a “nationally recognized statistical rating organization” with the U.S. Securities and Exchange Commission (the “SEC”), selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means S&P Global Ratings and its successors.

Certain Covenants

Liens

We will not, nor will we permit any Restricted Subsidiary (as defined below) to, issue, assume, or guarantee any debt for money borrowed if that debt is secured by a mortgage on any Principal Property (as defined below) or on any shares of stock or indebtedness of any Restricted Subsidiary (whether the Principal Property, shares of stock, or indebtedness are now owned or hereafter acquired) without in any such case effectively providing that the notes shall be secured equally and ratably with such debt for so long as such debt shall be so secured. This restriction, however, shall not apply to:

(i) mortgages on property, shares of stock, or indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary;

(ii) mortgages on property existing at the time that it is acquired, or to secure debt incurred for the purpose of financing the purchase price of such property or improvements or construction on the property, which debt is incurred prior to, at the time of or within one year after such acquisition, completion of such construction, or the commencement of commercial operation of such property thereon;

(iii) mortgages securing debt owing by any Restricted Subsidiary to us or another Restricted Subsidiary;

(iv) mortgages on property of a Person existing at the time that Person is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us or a Restricted Subsidiary;

(v) mortgages on property of us or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages, including without limitation mortgages incurred in connection with pollution control, industrial revenue or similar financings;

(vi) mortgages existing on the Issue Date; or

(vii) any extension, renewal or replacement or successive extensions, renewals or replacements, in whole or in part, of any mortgage referred to in the clauses immediately above.

Notwithstanding the above, we and one or more of our Restricted Subsidiaries may, without securing the notes, issue, assume, or guarantee debt secured by mortgages which would otherwise be subject to the above restrictions; provided that the aggregate amount of that debt that would then be outstanding after giving pro forma effect to any such incurrence (including pro forma application of the proceeds of such debt incurred), together with the aggregate amount of the then outstanding Attributable Debt (as defined below) incurred under clause (a) of the covenant described under “—Sale and Leaseback Transactions”, does not exceed 10% of the Consolidated Net Tangible Assets (as defined below) of us and our consolidated subsidiaries.

Sale and Leaseback Transactions

We will not, nor will we permit any Restricted Subsidiary to, sell any Principal Property with the intention of taking back a lease of that property for a period of more than three years other than leases between us and any of our subsidiaries or leases between our subsidiaries (a “Sale-Leaseback Transaction”), unless (a) we or such Restricted Subsidiary would be entitled to issue, assume, or guarantee debt secured by a mortgage upon the Principal Property involved at least equal in amount to the Attributable Debt for that transaction without equally and ratably securing the notes pursuant to the covenant described above under “—Liens” or (b) an amount in cash equal to the Attributable Debt for that transaction is applied to the retirement of our non-subordinated debt or debt of a Restricted Subsidiary, which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after its creation.

It is understood that the transactions entered into pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, are not debt secured by a mortgage within the meaning of the covenant described above under “—Liens” or Sale-Leaseback Transactions prohibited by this covenant.

Merger, Consolidation or Sale of Assets

The Company will not consolidate or merge with any other Person or permit a merger of any other Person into the Company or permit the Company to be merged into any other entity, or sell, convey, transfer or lease all or substantially all of our assets to another Person unless (i) either the Company will be the continuing entity or the successor, transferee or lessee entity, if other than the Company, shall assume our obligations under the Indenture and under the notes and (ii) immediately after such consolidation, merger or disposal, the Company or the surviving Person would not be in default in the performance of any covenant or condition in the Indenture.

Reports and Other Information

We will file with the Trustee and the SEC, and transmit to holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided in the Trust Indenture Act; provided that, unless available on EDGAR, any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the Trustee within 30 days after the same is filed with the SEC.

Modification of the Indenture

The terms of any series of notes or the terms of the Indenture with respect to such series of notes may be amended, supplemented or otherwise modified by the Company and the Trustee, at any time and from time to time, without the consent of any holder of outstanding notes of such series for any of the following purposes:

(i) to add to the covenants and agreements of the Company and to add Events of Default (as defined below), in each case for the protection or benefit of the holders of such series of notes, or to surrender any right or power conferred upon the Company;

(ii) to add to or change any of the provisions of the Indenture to provide, change or eliminate any restrictions on the payment of principal or premium, if any, on such series of notes; provided that any such action does not adversely affect the interests of holders of such series of notes in any material respect;

(iii) to evidence the succession of another entity to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the notes of such series and in the Indenture in accordance with the covenant described under “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(iv) to evidence and provide for the acceptance of appointment by a successor Trustee with respect to such series of notes and to add to or change any of the provisions of the Indenture as shall be necessary for or facilitate the administration of the trusts under the Indenture by more than one trustee;

(v) to secure such series of notes;

(vi) to cure any ambiguity or inconsistency or to correct or supplement any provision in the Indenture or to conform the terms that are applicable to such series of notes to the description of the terms of such notes in this “Description of Notes”;

(vii) to add to or change or eliminate any provision of the Indenture as shall be necessary or desirable in accordance with the Trust Indenture Act;

(viii) to add guarantors or co-obligors with respect to such series of notes or to release guarantors from their guarantees of such series of notes, in accordance with the terms of such series of notes;

(ix) to make any change in such series of notes that does not adversely affect in any material respect the rights of the holders of such series of notes;

(x) to provide for uncertificated securities in addition to certificated securities; or

(xi) to supplement any of the provisions of the Indenture to the extent as shall be necessary to permit or facilitate the defeasance or discharge of such series of notes; provided that any such action shall not adversely affect the interests of the holders of such series of notes in any material respect.

The terms of any series of notes or the terms of the Indenture with respect to any series of notes may be amended, supplemented or otherwise modified by the Company and the Trustee, at any time and from time to time, with the consent of holders of a majority in aggregate principal amount of the outstanding notes affected by such amendment, supplement or modification voting as a single class for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or of modifying in any manner the rights of the holders of such series of notes; provided that no such amendment, supplement or modification shall, without the consent of the holder of each outstanding note of such series affected thereby:

(i) extend the stated maturity of the principal of, or any installment of interest on, the notes of such series, or reduce the principal amount or redemption price thereof or the interest thereon or any premium payable thereon, or extend the stated maturity of, or change the place of payment where, or the currency in which the principal of and premium, if any, or interest on the notes of such series is denominated or payable, change the ranking of such notes or impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or in the case of redemption, on or after the redemption date);

(ii) reduce the percentage in principal amount of outstanding notes of such series, the consent of whose holders is required for any amendment, supplement, modification or waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture;

(iii) modify any of the provisions of the Indenture or such notes relating to amendment, modification or waiver of compliance with certain provisions of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be amended, modified or waived without the consent of the holder of each outstanding note of such series affected thereby; or

(iv) modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee.

Events of Default

The following events shall be “Events of Default” with respect to each series of notes:

(i) default by the Company for 30 days in the payment of any installment of interest on any note of such series;

(ii) default by the Company in the payment of principal and premium, if any, on any note of such series;

(iii) default by the Company for 90 days after appropriate notice, given in accordance with the Indenture to the Company by the Trustee or to the Company and the Trustee by holders of 25% or more in aggregate principal amount of the notes of such series, in performance of any other covenant or condition (other than a covenant or condition which has been expressly included in the Indenture solely for the benefit of a different series of notes) in the Indenture; and

(iv)	certain events involving bankruptcy, insolvency or reorganization.

The Indenture provides that, if an Event of Default (other than an Event of Default specified in clause (iv) above) shall occur and be continuing with respect to a series of notes, either the Trustee or the holders of 25% in aggregate principal amount of the notes of such series then outstanding may declare the principal of and all accrued and unpaid interest on the notes of such series to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by holders). If an Event of Default specified in clause (iv) above occurs and is continuing, then in every such case, the principal amount of and accrued and unpaid interest on the notes of such series shall automatically, and without any acceleration or any other action on the part of the Trustee or any holder, become due and payable immediately.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time upon the satisfaction of certain conditions described below, elect to have all of its obligations discharged with respect to a series of notes (“Legal Defeasance”) except for:

(i) the rights of holders of notes with respect to such series to receive payment of the principal of and premium, if any, and interest on such series of notes when such payments are due solely out of the trust created pursuant to the Indenture;

(ii) certain of the Company’s obligations with respect to such series of notes, including issuing temporary notes of such series, registration of notes of such series, mutilated, destroyed, lost or stolen notes of such series and the maintenance of an office or agency for payment and money for security payments held in trust;

(iii) if such series of notes is to be called for redemption prior to its stated maturity, the provisions of the Indenture related to redemption;

(iv) the satisfaction and discharge and defeasance provisions of the Indenture; and

(v) the rights, powers, trusts, duties and immunities of the Trustee.

In addition, the Company may, at its option and at any time upon the satisfaction of certain conditions described below, elect to have its obligations released with respect to certain restrictive covenants in the Indenture with respect to a series of notes, including with respect to the covenant described in “—Change of Control” (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a default with respect to the notes of such series. In the event Covenant Defeasance occurs with respect to a series of notes, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) described under “—Events of Default” will no longer constitute an Event of Default with respect to such series of notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to a series of notes:

(i) the Company must have irrevocably deposited with the Trustee as trust funds in trust, for the benefit of the holders of such series of notes, cash in U.S. dollars, government securities, or a combination thereof, in such amounts as will be sufficient to pay the principal amount of and premium, if any, and interest due on such series of notes on each date an installment of interest or principal and premium are due and, if such series of notes is to be called for redemption as described in clause (iv) below, to pay and discharge the redemption price (together with any applicable accrued interest) on such notes called for redemption on the applicable redemption date;

(ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that holders of the notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company’s exercise of its option and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised and, in the case of Legal Defeasance, such opinion of counsel shall be based upon and accompanied by a ruling to the effect received by the Company from, or published by, the Internal Revenue Service;

(iii) no default (other than that resulting from borrowing funds and the granting of liens to be applied to such deposit in connection therewith) shall have occurred and be continuing on the date of such deposit with respect to such series of notes;

(iv) if the cash or government securities or combination thereof, as the case may be, deposited under clause (i) are sufficient to pay the principal and premium, if any, and interest on the notes of such series or any portion thereof to be redeemed on a particular redemption date, the Company shall have given to the Trustee irrevocable instructions to redeem such notes on such date and shall have made arrangements satisfactory to the Trustee for the giving of notice of such redemption by the Trustee in the name, and at the expense, of the Company; and

(v) the Company shall have delivered to the Trustee an officer’s certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent to such action under the Indenture have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect with respect to a series of notes when:

(i) either (a) all notes of such series theretofore authenticated and delivered, other than notes of such series that have been destroyed, lost or stolen and that have been replaced or paid and notes of such series for whose payment money has theretofore been deposited in trust (or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust pursuant to the terms of the Indenture), have been delivered to the Trustee for cancellation; or (b) all notes of such series not theretofore delivered to the Trustee for cancellation (A) have become due and payable, (B) will become due and payable at their stated maturity within one year or (C) are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (A), (B) or (C), has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as applicable;

(ii) the Company has paid or caused to be paid all other sums payable under the Indenture by it with respect to the notes of such series; and

(iii) the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel each stating that all conditions precedent provided for relating to the satisfaction and discharge of the Indenture with respect to such series of notes have been complied with.

No Personal Liability of Directors, Officers and Stockholders

No director, officer, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder by accepting notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liability under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Trustee

U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) serves as Trustee under the Indenture and will serve as Trustee under the notes. The Trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

Applicable Law/Waiver

The Indenture governing the notes is, and the notes will be, governed by and construed in accordance with the laws of the State of New York. The Indenture provides that we and the Trustee, and each holder of a note by acceptance thereof, irrevocably waive, to the fullest extent permitted by applicable law, any and all rights to trial by jury in any legal proceeding arising out of or relating to the Indenture, the notes or any transactions contemplated by the Indenture.

Definition of Certain Terms

“Attributable Debt” means the present value, discounted as provided in the Indenture, of the obligation of a lessee for rental payments (excluding from such rental payments, however, amounts payable with respect to income and property taxes, insurance, maintenance and other similar charges and contingent rents, such as those based on sales) during the remaining term of any lease (including any period for which such lease has been extended).

“Consolidated Net Tangible Assets” means the total amount of assets, less applicable reserves and other properly deductible items, after deducting (a) all current liabilities excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (b) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other intangible assets, all as set forth on our most recent quarterly balance sheet and computed in accordance with U.S. generally accepted accounting principles.

“Issue Date” means the date on which the notes are originally issued.

“Person” means any individual, corporation, limited liability company, partnership, association, joint stock company, trust, unincorporated organization or government or agency or political subdivision thereof or other entity.

“Principal Property” means any manufacturing plant or facility or distribution facility or research facility owned by the Company or any Restricted Subsidiary that is located within the continental United States, except any such plant or facility which, in the opinion of our Board of Directors, is not of material importance to the total business conducted by us and our Restricted Subsidiaries, taken as a whole.

“Restricted Subsidiary” means any wholly-owned subsidiary:

•	substantially all the property of which is located within the United States of America;

•	which owns a Principal Property; and

•	in which our investment exceeds 1% of our total consolidated assets, as set forth on our most recent annual audited balance sheet.

The term “Restricted Subsidiary” does not include any wholly-owned subsidiary which is principally engaged in leasing or in financing or which is principally engaged in financing our operations outside the continental United States.

Book-Entry, Delivery and Form

Each series of notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) registered in the name of DTC or Cede & Co., DTC’s nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC and investors will hold such beneficial interests only through DTC, or through Clearstream Banking, S.A. or Euroclear Bank S.A./N.V., as DTC participants. Beneficial interests in the Global Notes will be held in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. Except as described below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised the Company as follows: DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the SEC. DTC holds securities deposited with it by its participants and records the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Individual certificates in respect of the notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If either (i) (A) DTC notifies the Company that it is unwilling or unable to continue as a clearing system in connection with the Global Notes or ceases to be a clearing agency registered under the Exchange Act and (B) a successor clearing system is not appointed by the Company within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, or (ii) the Company, at its option, elects to terminate the record book-entry system through DTC with respect to all or a portion of the notes, then, in each case, the Company will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by such Global Notes upon delivery of such Global Notes for cancellation. In addition, if an Event of Default has occurred or is continuing with respect to a series of notes, the owners of beneficial interests in any of the notes of such series will be entitled to receive individual certificates in registered form.

Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences that may be relevant to the acquisition, ownership and disposition of the notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of owning or disposing of the notes.

This discussion is limited to holders who purchase the notes in this offering for cash at a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This summary addresses only U.S. federal income taxation and does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions; broker-dealers; thrifts; real estate investment trusts; regulated investment companies; traders in securities that elect mark-to-market treatment; insurance companies; common trust funds; non-U.S. trusts and estates that have U.S. beneficiaries; individual retirement accounts or qualified pension plans or investors in pass-through entities, including partnerships and Subchapter S corporations; U.S. expatriates; tax-exempt organizations; U.S. Holders that have a functional currency other than the U.S. dollar; persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement; persons that actually or constructively own 10% or more of the total combined voting power of all our classes of stock that are entitled to vote; accrual-method taxpayers subject to Section 451(b) of the Code; foreign corporations that are classified as “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes; persons that purchase or sell the notes as part of a wash sale for U.S. federal income tax purposes; or persons who hold the notes as part of a straddle, hedge, conversion or other integrated financial transaction). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or tax consequences of the offering under the tax laws of any state, local or foreign jurisdiction.

If a partnership (including any entity taxed as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership generally would depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in the notes, you should consult your own tax advisors regarding the tax consequences of acquiring, owning and disposing of the notes.

In certain circumstances, we may choose or be obligated to pay amounts in excess of the stated interest or principal on the notes (see “Description of Notes—Change of Control”). The obligation to make such payments may implicate the provisions of U.S. Treasury regulations relating to “contingent payment debt instruments.” Under applicable U.S. Treasury regulations, the possibility that such an amount will be paid will not affect the amount, timing or character of income recognized by a holder with respect to the notes if, as of the date the notes were issued, the chance that such an amount will be paid is remote, the amount is incidental or certain other exceptions apply. We intend to take the position that the contingencies associated with such payments on the notes should not cause the notes to be subject to the contingent payment debt instrument rules. Our determination is binding on a holder unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination, you might be required to accrue interest income at a higher rate than the stated interest rate on the notes, and to treat as ordinary income any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Please consult your own tax advisors concerning the consequences of the acquisition, ownership and disposition of the notes, in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

Tax Consequences to U.S. Holders

This subsection describes the tax consequences to a U.S. Holder. We use the term “U.S. Holder” to refer to a beneficial owner of a note that is:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other legal entity treated as a corporation for U.S. federal income tax purposes) created in or organized under the law of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (a) that a U.S. court can exercise primary supervision over its administration and one or more U.S. persons are authorized to control all of its substantial decisions or (b) that has made a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

We use the term “Non-U.S. Holder” to describe a beneficial owner of a note that is neither a U.S. Holder nor a partnership or other entity that is treated as a partnership for U.S. federal income tax purposes.

Payments of Interest

It is anticipated that the notes will be issued with no more than a de minimis amount (as set forth in the applicable U.S. Treasury regulations) of original issue discount, or “OID.” In such case, stated interest paid on the notes generally will be taxable to you as ordinary income at the time that it is paid or accrued in accordance with your regular method of tax accounting for U.S. federal income tax purposes. If, contrary to this assumption, the notes are issued with more than a de minimis amount of OID, regardless of the regular method of accounting used by a U.S. Holder, OID must generally be accrued into gross income on a constant yield basis in advance of the receipt of some or all of the cash attributable to such OID.

Sale, Exchange or Other Disposition of the Notes

Upon the sale, exchange or other disposition of a note, you would recognize gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or other disposition (excluding accrued but unpaid stated interest, which generally would be taxable as interest to the extent not previously included in income) and your adjusted tax basis in the note. Your adjusted tax basis in the note would generally be the amount you paid for the note.

The gain or loss recognized by a U.S. holder on the disposition of the note will be long-term capital gain or loss if it has held the note for more than one year, or short-term capital gain or loss if it has held the note for one year or less, at the time of the disposition. Long-term capital gains of non-corporate taxpayers currently are taxed at preferential rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. Holder.

Payments of Interest

Subject to the discussion below under “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act”, interest paid to a Non-U.S. Holder on a note will generally be exempt from U.S.

federal income tax and withholding tax under the “portfolio interest” exemption if the Non-U.S. Holder properly certified its foreign status (in the manner described below) and:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code;

•	the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•	the interest is not considered contingent interest under Section 871(h)(4)(A) of the Code and the Treasury regulations thereunder.

The portfolio interest exemption, and several of the special rules for Non-U.S. Holders described below, generally apply only if you appropriately certify as to your foreign status. In order to meet this certification requirement, you must provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (or appropriate substitute or successor form), to us or our agent certifying under penalties of perjury that, among other things, you are not a U.S. person for purposes of U.S. federal income tax. If you hold the notes through a securities clearing organization, financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If the interest income on the notes is effectively connected with the conduct of your trade or business in the United States and is not exempt from U.S. tax under an applicable income tax treaty, you can claim an exemption from withholding tax by providing a validly completing IRS Form W-8ECI to us or our agent and you will be subject to U.S. federal income tax on such interest on a net income basis in generally the same manner as if you were a U.S. Holder except as otherwise provided by an applicable income tax treaty. In addition, if you are a foreign corporation, you may be subject to the branch profits tax equal to 30% (or lesser rate as may be specified under an applicable income tax treaty).

Sale, Exchange or other Disposition of the Notes

Subject to the discussion under “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act” below, you generally would not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of your notes if you are a Non-U.S. Holder, unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that you maintain); or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

In the case of the first bullet, such gain would be subject to U.S. federal income tax on a net income basis generally in the same manner as described above under “Tax Consequences to U.S. Holders” as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to the branch profits tax equal to 30% (or lesser rate as may be specified under an applicable income tax treaty).

In the case of the second bullet, the gain would be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), which may be offset by U.S.-source capital losses; provided that you have timely filed U.S. federal income tax returns with respect to such losses.

To the extent that any portion of the amount received on a sale, exchange or other disposition of your notes is attributable to unpaid interest on such notes, this amount will generally be taxed in the same manner as described above under “—Payments of Interest.”

Information Reporting and Backup Withholding

The Code and the Treasury regulations generally require persons who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, the proceeds from sale, redemption, and other dispositions and proceeds paid by brokers to their customers. This reporting regime is reinforced by the “backup withholding” rules, which generally require the payor to withhold from payments subject to information reporting if the recipient has failed to provide an accurate taxpayer identification number to the payor, furnished an incorrect identification number, failed to comply with applicable certification requirements or has been notified by the IRS that it has failed to report interest or dividends on its U.S. federal income tax returns.

Payments of interest to a U.S. Holder and payments made to a U.S. Holder by a broker upon a sale of notes generally will be subject to information reporting and backup withholding, unless the U.S. holder (1) is an exempt recipient, or (2) in the case of backup withholding, provides the payor with a correct taxpayer identification number and complies with applicable certification requirements.

The applicable withholding agent must report annually to the IRS the interest paid to each Non-U.S. Holder and the amount of tax withheld, if any, with respect to such interest, including any tax withheld pursuant to the rules described under “—Tax Consequences to Non-U.S. Holders—Payments of Interest” above and “—Foreign Account Tax Compliance Act” below. Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. Payments made to a Non-U.S. Holder by a broker upon a sale of the notes will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. Holder or Non-U.S. Holder with respect to the notes under the backup withholding rules generally will be allowed as a refund or can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act and Treasury regulations promulgated thereunder (“FATCA”) generally impose a 30% U.S. withholding tax on certain U.S.-source payments, including interest income paid on a note, if paid to a foreign financial institution (whether as a beneficial owner or intermediary), unless such institution (i) enters into an agreement with the U.S. Treasury Department to collect and provide to it substantial information regarding its U.S. account holders, including certain account holders that are foreign entities with U.S. owners, (ii) satisfies the requirements of an intergovernmental agreement entered into by such institution’s country of residence and the United States or (iii) qualifies for an exemption. These withholding requirements generally currently apply to payments of interest on the notes. Under proposed Treasury regulations, this withholding tax will not apply to the gross proceeds from the sale or other disposition of the notes. The preamble to these proposed Treasury regulations states that taxpayers may rely on them pending their finalization. FATCA also generally imposes a withholding tax of 30% on interest income paid on a note to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners, a certification identifying the direct and indirect substantial U.S. owners of the entity and certain other specified requirements are met or an exemption applies. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Prospective investors are urged to consult their tax advisors regarding the possible implications of FATCA on their ownership and disposition of the notes.

UNDERWRITING

Under the terms and subject to the conditions set forth in the Underwriting Agreement, dated the date of this prospectus supplement (the “Underwriting Agreement”), the underwriters named below (the “Underwriters”) have severally agreed to purchase, and the Company has agreed to sell to them, severally, the principal amount of the notes set forth opposite their names below:

Underwriters	Principal amount of 2026 notes	Principal amount of 2033 notes
Goldman Sachs & Co. LLC	$135,000,000	$135,000,000
BofA Securities, Inc.	112,500,000	112,500,000
SMBC Nikko Securities America, Inc.	112,500,000	112,500,000
BNP Paribas Securities Corp.	21,000,000	21,000,000
Citigroup Global Markets Inc.	21,000,000	21,000,000
Credit Suisse Securities (USA) LLC	21,000,000	21,000,000
HSBC Securities (USA) Inc.	21,000,000	21,000,000
J.P. Morgan Securities LLC	21,000,000	21,000,000
Mizuho Securities USA LLC	21,000,000	21,000,000
MUFG Securities Americas Inc.	21,000,000	21,000,000
Wells Fargo Securities, LLC	21,000,000	21,000,000
BBVA Securities Inc.	6,600,000	6,600,000
Deutsche Bank Securities Inc.	6,600,000	6,600,000
Rabo Securities USA, Inc.	6,600,000	6,600,000
Santander US Capital Markets LLC	6,600,000	6,600,000
Scotia Capital (USA) Inc.	6,600,000	6,600,000
SG Americas Securities, LLC	6,600,000	6,600,000
Standard Chartered Bank	6,600,000	6,600,000
TD Securities (USA) LLC	6,600,000	6,600,000
Academy Securities, Inc.	4,680,000	4,680,000
Credit Agricole Securities (USA) Inc.	4,680,000	4,680,000
U.S. Bancorp Investments, Inc.	4,680,000	4,680,000
Citizens Capital Markets, Inc.	2,580,000	2,580,000
Siebert Williams Shank & Co., LLC	2,580,000	2,580,000

Total	$600,000,000	$600,000,000

The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the notes if any are taken.

The Underwriters propose initially to offer part of the notes to the public at the public offering price set forth on the cover page hereof. In addition, the Underwriters propose initially to offer part of the 2026 notes to certain dealers at prices that represent a concession not in excess of 0.250% of the principal amount of the 2026 notes and part of the 2033 notes to certain dealers at prices that represent a concession not in excess of 0.400% of the principal amount of the 2033 notes. Any Underwriter may allow, and such dealers may re-allow, a concession not in excess of 0.150% of the principal amount of the 2026 notes and 0.250% of the principal amount of the 2033 notes to certain other dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the Underwriters. The offering of the notes by the Underwriters is subject to receipt and acceptance and subject to the Underwriters’ right to reject any order in whole or in part.

In order to facilitate the offering of the notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the notes for their own account. In addition, to cover over-allotments or to stabilize the price of the notes, the Underwriters may bid for, and purchase, notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing notes in this offering, if the Underwriters repurchase previously distributed notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives of the Underwriters have repurchased notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Underwriters and their affiliates engage in transactions with, and perform services for, us in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with us. Certain of the Underwriters and their affiliates are also lenders under our revolving credit facilities, and to the extent we use some or all of the net proceeds of this offering to repay amounts under our revolving credit facilities, those underwriters or their affiliates may receive a portion of those proceeds. In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments or those of Corteva, Inc. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the Trustee.

Each series of the notes is a new issue of securities with no established trading market. The Underwriters have advised the Company that the Underwriters intend to make a market in the notes. The Underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Expenses associated with this offering, to be paid by the Company, are estimated to be $3,000,000.

The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

Selling Restrictions

The notes are offered for sale in those jurisdictions where it is lawful to make such offers.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the notes must observe such Australian on-sale restrictions.

This prospectus supplement and accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and accompanying prospectus are appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and accompanying prospectus (including any amendment thereto) contain misrepresentations, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The notes to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre (“DIFC”), this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the notes may not be offered or sold directly or indirectly to the public in the DIFC.

Prohibition of Sales to European Economic Area (“EEA”) Retail Investors

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom (“U.K.”) Retail Investors

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the U.K. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied with, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the U.K.

This prospectus supplement is only for distribution to and directed at: (i) in the U.K., persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the U.K.; and (iii) any other person to whom it can otherwise be lawfully distributed (all such persons together being referred to as “Relevant Persons”). Any investment or investment activity to which this prospectus supplement relates is available only to and will be engaged in only with Relevant Persons, and any person who is not a Relevant Person should not rely on it.

Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than:

(i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”),

(ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or

(iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(i) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

(i)    to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore SFA Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the DIFC) other than in compliance with the laws of the United Arab Emirates (and the DIFC) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the DIFC) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

Faegre Drinker Biddle & Reath LLP will pass upon the validity of the notes offered hereby. The validity of the notes will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The audited financial statements and management’s assessments of the effectiveness of internal control over financial reporting of Corteva, Inc. and of EIDP (which are included in Corteva, Inc.’s and EIDP’s Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to Corteva, Inc.’s and EIDP’s Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Corteva, Inc. is a “successor issuer” to EIDP, Inc. pursuant to Rule 15d-5 of the Exchange Act. In accordance with the Exchange Act, Corteva, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC, and such annual and quarterly reports are filed jointly with EIDP. The SEC maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is at www.sec.gov. Corteva, Inc. and EIDP have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus supplement and the accompanying prospectus. For further information concerning us and the securities being offered, you should refer to the registration statement and its exhibits. These reports, proxy statements and other information can also be read through the Investor Relations section of our website at www.investors.corteva.com. Information on or accessible through our website does not constitute part of, and is not incorporated by reference in, this prospectus supplement, the accompanying prospectus or any related free writing prospectus and should not be relied upon in connection with making any investment decision with respect to the notes.

The SEC allows us to “incorporate by reference” the information that we and/or Corteva, Inc. file with the SEC. This permits us to disclose important information to you by referring you to those documents. Any information incorporated by reference is considered part of this prospectus supplement and the accompanying prospectus, and any such information filed with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and all documents we and/or Corteva, Inc. subsequently file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering of the notes:

•	Corteva, Inc.’s and EIDP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 9, 2023 (the “Annual Report”);

•	Corteva, Inc.’s and EIDP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 4, 2023;

•	Corteva, Inc.’s Current Report on Form 8-K, filed with the SEC on April 27, 2023; and

•

the information included in the Definitive Proxy Statement for Corteva, Inc.’s 2023 Annual Stockholder Meeting, filed with the SEC on March 10, 2023, to the extent incorporated by reference into Part III of the Annual Report.

We will provide, without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement. Requests should be directed to:

EIDP, Inc.

974 Centre Road

Wilmington, Delaware 19805

Attention: Treasury

Telephone: (302) 485-3000

PROSPECTUS

Corteva, Inc.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

(and guarantees thereof)

Warrants

Subscription Rights

Purchase Contracts

Purchase Units

E. I. du Pont de Nemours and Company

Debt Securities

(and guarantees thereof)

Corteva, Inc. (“Corteva”) may offer, issue and sell, together or separately:

•	shares of its common stock;

•	shares of its preferred stock, which may be issued in one or more series;

•	depositary receipts, representing fractional shares of its preferred stock, which are called depositary shares;

•	debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities;

•	guarantees of any debt securities of its subsidiary, E. I. du Pont de Nemours and Company;

•	warrants to purchase shares of its common stock, shares of its preferred stock or its debt securities;

•	subscription rights to purchase shares of its common stock, shares of its preferred stock or its debt securities;

•	purchase contracts to purchase shares of its common stock, shares of its preferred stock or its debt securities;

•	purchase units, each representing ownership of a purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities; and

•	any combination of the foregoing, securing the holder’s obligation to purchase its common stock or other securities under the purchase contracts.

E. I. du Pont de Nemours and Company (“EID”) may offer, issue and sell, together or separately:

•	debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities; and

•	guarantees of any debt securities of its parent, Corteva, Inc.

Corteva or EID, as applicable, will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a number of risks. See “Risk Factors” on page 4 before you make your investment decision.

Corteva and EID may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. These securities also may be resold by selling securityholders. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Corteva’s common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “CTVA.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 5, 2022

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement filed with the SEC using a “shelf” registration process. Under this process, Corteva and EID may sell from time to time any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities that Corteva and EID may offer. Each time Corteva or EID sell securities, such issuer will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of such issuer, together with the additional information described under the heading “Where You Can Find More Information.”

Neither Corteva nor EID has authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of Corteva or EID, as applicable. Corteva and EID take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither Corteva nor EID is making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

When used in this prospectus, the terms the “Company,” “we,” “our” and “us” refer to Corteva, Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires. “Corteva” and “EID” refer solely to Corteva, Inc. and E. I. du Pont de Nemours and Company, respectively.

WHERE YOU CAN FIND MORE INFORMATION

Corteva is a “successor issuer” to EID pursuant to Rule 15d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Corteva files annual, quarterly and current reports, proxy statements and other information with the SEC in accordance with the Exchange Act, and such annual and quarterly reports are filed jointly on combined reports with EID. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	Corteva’s and EID’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 10, 2022;

•	Corteva’s and EID’s Quarterly Report on Form 10-Q for the first quarter ended March 31, 2022, filed with the SEC on May 5, 2022;

•	Corteva’s Current Reports on Form 8-K, filed with the SEC on February 8, 2022 and May 5, 2022;

•

Information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December  31, 2021 from Corteva’s Proxy Statement, on Schedule 14A, filed with the SEC on March 18, 2022; and

•

The description of Corteva’s Common Stock, which is contained in its registration statement on Form 10 (File No. 001-38710) filed on October 18, 2018, including any amendments or reports filed for purposes of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone the registrants at the following:

Corteva, Inc.

974 Centre Road

Wilmington, Delaware 19805

Attention: Investor Relations

(302) 485-3000

E.I. du Pont de Nemours and Company

974 Centre Road

Wilmington, Delaware 19805

Attention: Investor Relations

(302) 485-3000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and any documents incorporated by reference herein or therein contain or may contain certain estimates and forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about our financial results and outlook; strategy for growth; product development; regulatory approvals; market position; capital allocation strategy; liquidity; environmental, social and governance targets and initiatives; the anticipated benefits of acquisitions, restructuring actions, or cost savings initiatives; and the outcome of contingencies, such as litigation and environmental matters are forward-looking statements.

Forward-looking statements and other estimates are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements and other estimates also involve risks and uncertainties, many of which are beyond our control. While the lists of risk factors presented in this prospectus, any accompanying prospectus supplement and any documents incorporated herein or therein by reference, including the “Risk Factors” sections of this prospectus, any accompanying prospectus supplement and our reports and other documents filed with the SEC, are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on our business, results of operations and financial condition.

Additionally, there may be other risks and uncertainties that we are unable to, as of the date of this prospectus, identify or that we do not, as of the date of this prospectus, expect to have a material impact on our business. Where, in any forward-looking statement or other estimate, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. When considering forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus, any accompanying prospectus supplement and any documents incorporated herein or therein by reference. We disclaim and do not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law.

THE COMPANY

We are a leading global provider of seed and crop protection solutions focused on the agriculture industry and contributing to a healthier, more secure and sustainable food supply. The Company is focused on advancing its science-based innovation, which aims to deliver a wide range of improved products and services to its customers. We have one of the broadest and most productive new product pipelines in the agriculture industry. The Company intends to leverage its rich heritage of scientific achievement to advance its robust innovation pipeline and continue to shape the future of responsible agriculture. New products are crucial to solving farmers’ productivity challenges amid a growing global population while addressing natural resistance, regulatory changes, safety requirements and competitive dynamics. The Company’s investment in technology-based and solution-based product offerings allows it to meet farmers’ evolving needs while ensuring that its investments generate sufficient returns. Meanwhile, through our unique routes to market, the Company continues to work face-to-face with farmers around the world to understand their needs. The Company’s broad portfolio of agriculture solutions fuels farmer productivity in approximately 140 countries. Total worldwide employment at December 31, 2021 was about 21,000 people.

On June 1, 2019, Corteva became an independent, publicly traded company through the previously announced separation (the “Separation”) of the agriculture business of DowDuPont. The Separation was effectuated through a pro rata distribution of all of the then-issued and outstanding shares of common stock, par value $0.01 per share, of Corteva, which was then a wholly-owned subsidiary of DowDuPont, to holders of record of DowDuPont common stock as of the close of business on May 24, 2019. In connection with the Separation, DowDuPont, Inc. changed its name to DuPont de Nemours, Inc.

The Dow Chemical Company (“Heritage Dow”) and EID engaged in a series of internal reorganization and realignment steps to realign their businesses into three divisions: agriculture, materials science and specialty products. As a result of an internal reorganization on May 2, 2019, DowDuPont conveyed Heritage Dow’s agriculture business to EID, and, on May 31, 2019, EID was contributed to Corteva. As a result, Corteva owns 100% of the outstanding common stock of EID. Prior to March 31, 2019, Corteva had engaged in no business operations and had no assets or liabilities of any kind, other than those incident to its formation. EID continues to be a reporting company and is deemed to be the predecessor to Corteva, with the historical results of EID to be deemed the historical results of Corteva for periods prior to and including May 31, 2019.

Shares of EID preferred stock, $3.50 Series and $4.50 Series, issued and outstanding immediately prior to the Separation remain issued and outstanding and were unaffected by the Separation.

The principal office of Corteva and EID is located at 9300 Zionsville Road, Indianapolis, Indiana, and the telephone number of Corteva and EID is (833) 267-8382. Corteva maintains a website at www.corteva.com. The information on Corteva’s website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

Additional information concerning us and our subsidiaries is included in the documents filed with the SEC and incorporated herein by reference. See the discussion under “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K and on Form 10-Q for the quarter ended March 31, 2022 (together with any material changes thereto contained in subsequently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes.

Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts, purchase units and guarantees that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered. As used in the following summary descriptions of the various securities that may be offered and sold from time to time, the terms “Corteva,” “we,” “our” and “us” refer to Corteva, Inc., a Delaware corporation, and do not, unless otherwise specified, include EID or our other subsidiaries.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our certificate of incorporation, as amended, and our bylaws, as amended. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our certificate of incorporation and bylaws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our authorized capital stock consists of 1,666,666,667 shares of common stock, par value $0.01 per share, and 250,000,000 shares of preferred stock, par value $0.01 per share. The number of authorized shares of any class may be increased or decreased by an amendment to our certificate of incorporation proposed by our board of directors and approved by a majority of voting shares voted on the issue at a meeting at which a quorum exists.

As of April 28, 2022, 723,700,000 shares of Corteva’s common stock, $0.01 par value, were outstanding.

Common Stock

Except as otherwise provided for by resolution or resolutions of our board of directors with respect to the issuance of any series of preferred stock or by the DGCL, the holders of outstanding shares of our common stock have the exclusive right to vote on all matters requiring stockholder action. On each matter on which holders of our common stock are entitled to vote, each outstanding share of such common stock will be entitled to one vote. Subject to the rights of holders of any series of outstanding preferred stock, holders of shares of our common stock have equal rights of participation in the dividends and other distributions in cash, stock or property of Corteva when, as and if declare thereon by our board of directors from time to time out of assets or funds of Corteva legally available therefor and have equal rights to receive the assets and funds of Corteva available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of Corteva, whether voluntary or involuntary.

Preferred Stock

This section describes the general terms and provisions of preferred stock that we are authorized to issue. An accompanying prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. If there are differences between the prospectus supplement relating to a particular series of preferred stock and this prospectus, the prospectus supplement will control. We will file a copy of the certificate of amendment to our certificate of incorporation that contains the terms of each new series of preferred stock with the Secretary of the State of Delaware and with the SEC each time we issue a new series of preferred stock. Each such certificate of amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of amendment as well as our certificate of incorporation before deciding to buy shares of our preferred stock as described in any accompanying prospectus supplement.

Our board of directors has been authorized to provide for the issuance of up to 250,000,000 shares of our preferred stock in multiple series without the approval of shareholders. With respect to each series of our preferred stock, the shares of such series will have such voting powers, full or limited, if any, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed in the resolution or resolutions providing for the issue of such series, adopted by our board of directors. The authority of our board of directors with respect to such series includes, but is not limited to, the determination or fixing of the following:

•	the designation of the series;

•

the number of shares within the series, which number the board of directors may thereafter (except where otherwise provided in the certificate of designation for such series) increase or decrease (but not below the number of shares of such series then outstanding);

•

the dividend rate, if any, payable to holders of shares of such series, any conditions and dates upon which such dividends will be payable, the relation which such dividends will bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of Corteva, and whether such dividends will be cumulative or non-cumulative;

•

whether the shares of such series will be subject to redemption by Corteva, in whole or in part, at the option of Corteva or of the holders thereof, and, if made subject to such redemption, the times, prices, form of payment and other terms and conditions of such redemption;

•	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

•

whether or not the shares of such series will be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of Corteva or any other security, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

•	the extent, if any, to which the holders of shares of such series will be entitled to vote generally, with respect to the election of directors, upon specified events or otherwise;

•	the restrictions, if any, on the issue or reissue of any additional preferred stock; and

•	the rights and preferences of the holders of the shares of such series upon any voluntary or involuntary liquidation or dissolution of, or upon the distribution of assets of, Corteva.

The right of a holder of preferred stock to receive payment in respect thereof upon any liquidation, dissolution or winding up of us will be subordinate to the rights of our general creditors.

Charter and Bylaw Provisions; Takeover Statutes

A number of provisions in our certificate of incorporation and bylaws as well as the DGCL may make it more difficult to acquire control of Corteva or remove our management.

Structure of Board

Our board of directors is elected annually. Our bylaws provide that each director will hold office for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor is duly elected and qualified. Our board of directors, in accordance with our bylaws, will consist of between 6 and 16 directors, with the number of directors to be determined only by resolution adopted by a majority of the entire board. Furthermore, subject to the provisions of our certificate of incorporation and the rights of the holders of any class or series of preferred stock to elect directors, any vacancies on the board caused by death, removal or resignation of any director or any other cause, and any newly created directorships resulting from an increase in the authorized number of directors, will be permitted to be filled only by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. This provision could prevent a stockholder from obtaining majority representation on our board of directors by allowing our board of directors to enlarge and fill the new directorships with our board of director’s own nominees.

Removal of Directors

In accordance with the DGCL and subject to the rights of the holders of any class or series of preferred stock, the entire board of directors or any individual director may be removed at any time, with or without cause, only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of Corteva then entitled to vote generally in the election of directors, voting as a single class.

Advance Notice of Proposals and Nominations

Our bylaws provide that stockholders must give timely written notice to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. Generally, to be timely, a stockholder’s notice will be required to be delivered to the Secretary of Corteva not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date we first mailed our proxy materials for the preceding year’s annual meeting. Our bylaws also specify the form and content of a stockholder’s notice.

Limits on Special Meetings

Our bylaws provide that special meetings of stockholders may be called by order of our board of directors or by written request of stockholders holding together at least 25% of all the shares of Corteva entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. These provisions may prevent stockholders from bringing matters before an annual meeting of stockholders or from nominating candidates for election as directors at an annual meeting of stockholders.

Amendment of the Bylaws

Our board of directors is authorized to amend, alter, change, adopt and repeal our bylaws by the affirmative vote of a majority of total directors present or by unanimous consent. Stockholders also have the power to amend, alter, change, adopt and repeal our bylaws by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of Corteva then entitled to vote generally in the election of directors, voting as a single class.

Takeover Statutes

Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, prior to the person becoming an interested stockholder, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the interested stockholder owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 662/3% of the outstanding voting stock not owned by the interested stockholder. We did not opt out of the protections of Section 203 of the DGCL. As a result, the statute applies to Corteva.

Exclusive Forum

Our bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Corteva, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Corteva director, officer or other employee to Corteva or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine. Our bylaws also provide that we are entitled to equitable relief, including injunction and specific performance, to enforce such provisions regarding forum. These provisions do not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the Exchange Act or the Securities Act or the respective rules and regulations promulgated thereunder.

Listing

Our common stock is listed on NYSE under the symbol “CTVA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary receipts representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.

The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

Corteva and EID may each individually offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security. The debt securities will be unsecured, unless otherwise stated in the applicable prospectus supplement, and will be the sole obligation of the respective issuer. The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, (i) Corteva debt securities will be issued in one or more series under an indenture to be entered into between Corteva and U.S. Bank National Association, as trustee, or such other trustee named therein a form of which is attached to the registration statement of which this prospectus forms a part, which you should review for additional information, and (ii) EID debt securities will be issued in one or more series under an indenture dated as of May 15, 2020, between EID and U.S. Bank National Association, as trustee, as amended, supplemented or updated from time to time (“EID Indenture”), a copy of which is attached as an exhibit to the registration statement of which this prospectus forms a part, which you should review for additional information. The terms of the debt securities will include those set forth in the applicable indenture and those made a part of the applicable indenture by the Trust Indenture Act of 1939, as amended (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the applicable indenture in their entirety before investing in the debt securities of either Corteva or EID.

The aggregate principal amount of debt securities that may be issued under either indenture is unlimited. The prospectus supplement relating to any series of debt securities that Corteva or EID may offer will contain the specific terms of such debt securities. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	any limitations on recourse to subsidiaries of the issuer;

•	the interest rate(s) or the method for determining same;

•

the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;
•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the issuer may be made;

•	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

•

whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are secured and the terms of such security;

•	the amount of discount or premium, if any, with which the debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;

•	the issuer’s obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•

provisions relating to the modification of the applicable indenture both with and without the consent of holders of debt securities issued under such indenture and the execution of supplemental indentures for such series; and

•

any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the applicable indenture with respect to such series of debt securities).

General

Each of Corteva and EID may sell debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless otherwise stated in the applicable prospectus supplement, Corteva or EID, as applicable, may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture.

The accompanying prospectus supplement will describe any other special considerations for any debt securities that Corteva or EID sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to the series of debt securities will be described in an accompanying prospectus supplement.

Corteva and EID expect most debt securities to be issued in fully registered form without coupons and in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the applicable indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Guarantees of Debt Securities

The applicable prospectus supplement will describe whether EID will guarantee the debt securities of Corteva offered thereby or whether Corteva will guarantee the debt securities of EID offered thereby, as applicable. Unless otherwise so stated, no guarantees will be provided. If a guarantee is provided, the guarantor will guarantee, fully and unconditionally unless otherwise provided in the applicable prospectus supplement, the payment of the principal, premium, if any, and interest on the debt securities as they become due, whether at maturity, by declaration of acceleration, call for redemption or otherwise. The terms of the guarantees of any debt securities, including the circumstances in which the guarantee may be released, will be described in an applicable prospectus supplement.

Global Securities

Unless otherwise provided in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Governing Law

The Corteva indenture (including any guarantees) and the related debt securities shall be construed in accordance with, and governed by, the laws of the State of New York. The EID Indenture is, and the related debt Securities (including any guarantee) will be, construed in accordance with, and governed by, the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock, shares of preferred stock or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;

•	the number of warrants offered;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the number and terms of each share of common stock or preferred stock or debt securities which may be purchased per each subscription right;

•	the exercise price payable for each share of common stock or preferred stock or debt securities upon the exercise of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, shares of our preferred stock or our debt securities at a future date or dates, which we refer to in this prospectus as purchase contracts. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities or preferred securities or debt obligations of third parties, including U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.

The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

Corteva, EID and the selling securityholders may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers;

•	through agents or dealers to purchasers; or

•	through a combination of any of these methods.

In addition, Corteva or EID may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from Corteva or EID, as applicable, or others to settle such sales and may use securities received from Corteva or EID, as applicable, to close out any related short positions. Corteva or EID may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

The specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, will be described in an accompanying prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in any accompanying prospectus supplement, Cravath, Swaine & Moore LLP, will issue an opinion regarding the authorization and validity of the securities and certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The audited financial statements and management’s assessments of the effectiveness of internal control over financial reporting of Corteva, Inc. and of E. I. du Pont de Nemours and Company (which is included in Corteva, Inc.’s and E. I. du Pont de Nemours and Company’s Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Corteva, Inc.’s and E. I. du Pont de Nemours and Company’s Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$1,200,000,000

$600,000,000 4.500% Senior Notes due 2026

$600,000,000 4.800% Senior Notes due 2033

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman Sachs & Co. LLC	BofA Securities	SMBC Nikko

BNP PARIBAS	Citigroup	Credit Suisse	HSBC

J.P. Morgan	Mizuho	MUFG	Wells Fargo Securities

Senior Co-Managers

BBVA	Deutsche Bank Securities	Rabo Securities	Santander

Scotiabank	SOCIETE GENERALE	Standard Chartered Bank	TD Securities

Co-Managers

Academy Securities	Credit Agricole CIB	US Bancorp

Citizens Capital Markets	Siebert Williams Shank

May 11, 2023